Exhibit 99

                    Rogers Elected TXI Chairman of the Board

    DALLAS, Oct. 19 /PRNewswire-FirstCall/ -- Robert D. Rogers has been named Chairman of the Board for Texas Industries, Inc. (NYSE: TXI). His election took place today at the Board Meeting following the Company's annual shareholder meeting today.

    Rogers, the former CEO and President of TXI, retired earlier this year. During his 34 years as President and CEO for TXI, Rogers' leadership helped grow the Company from annual revenues of $82,742,000 in 1970 to $1,672,503,000 in 2004. He was instrumental in the Company's national growth through business expansions from California to Virginia. In the early 70s, Rogers helped in the creation of Chaparral Steel and later merged the company with TXI in the 1997.

    "Bob is a natural choice for this position," said Mel Brekhus, CEO of TXI. "His numerous contributions to TXI have helped shape and define our Company as a leader in our industry. TXI is fortunate to have Bob's continued involvement."

    Rogers is a Director of CNF Transportation, Inc. and is a member of the Executive Board for the Cox School of Business at Southern Methodist University. Locally, Rogers served as Chairman for both the Federal Reserve Bank of Dallas (1984-1986) and the Greater Dallas Chamber of Commerce (1986-1988).

    Rogers graduated from Yale University in 1958 and received his MBA from Harvard University in 1962.

    TXI is the largest producer of cement in Texas and a major producer in California. TXI is also the second-largest producer of structural steel beams in North America, and a significant supplier of steel bar, aggregate and concrete products. In addition, TXI is a leading North American recycling company.

    TXI is a publicly-traded company on the NYSE under the symbol TXI.



SOURCE  Texas Industries, Inc.
    -0-                             10/19/2004
    /CONTACT: D. Randall Jones, Vice President, Corporate Communications and Government Affairs of Texas Industries, Inc., +1-972-647-6701/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20041019/DATU068
             AP PhotoExpress Network:  PRN13
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.txi.com /
    (TXI)

CO:  Texas Industries, Inc.
ST:  Texas
IN:  CST
SU:  PER